Exhibit 99.2

Pixelworks, Inc. Q2 2022 Conference Call
August 10, 2022

Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s second quarter 2022 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following Management’s prepared remarks, instructions will be given for the question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Brett Perry of Shelton Group Investor Relations.
Brett Perry
Thank you. Good afternoon and thank you for joining today’s call. With me on the call is Pixelworks President and CEO, Todd DeBonis, and Chief Financial Officer, Haley Aman. The purpose of today's conference call is to supplement the information provided in Pixelworks' press release issued earlier today announcing the company's financial results for the second quarter of 2022.
Before we begin, I would like to remind you that various remarks we make on this call, including those about our projected future financial results, economic and market trends and our competitive position constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the Company's beliefs as of today, Wednesday, August 10, 2022. The Company undertakes no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, our annual report on Form 10-K for the year ended December 31, 2021, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Additionally, the Company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, and net loss per share. Non-GAAP measures exclude amortization of acquired intangible assets and stock-based compensation expense.
The Company uses these non-GAAP measures internally to assess our operating performance. We believe these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics. We caution investors to consider these measures in addition to, and not as a substitute for nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.
Also note, throughout the Company's press release and management statements during this conference, we refer to net loss attributable to Pixelworks, Inc. as simply net loss. For additional details and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, please refer to the Company’s press release issued earlier today.
With that, it’s my pleasure to turn the call over to Todd for his opening remarks.
Todd DeBonis
Thanks, Brett, and good afternoon to everyone joining us on today’s call.
As reported in today’s press release, we had a very solid quarter. Second quarter revenue increased sequentially and grew 36% year-over-year, marking another consecutive quarter of strong double-digit topline growth. Revenue in our mobile business increased to a new quarterly record, and our Projector business reflected the highest quarterly revenue in more than two years. Looking at the first half of the year, total revenue grew more than 50% year-over-year, and we realized a nearly 30% improvement in our adjusted bottom-line results compared to the first half of 2021.
I also want to highlight that we achieved these results with most of our employees at our Pixelworks Shanghai subsidiary as well as multiple key customers being impacted by COVID-related lockdowns for a significant portion of the second quarter. Despite the associated challenges, our team did an excellent job remaining productive and continuing to advance our initiatives as well as fully supporting our customers. As of today, all our offices throughout the region are open and employees are back to conducting business as usual.

Turning to updates on our primary end markets. As previously mentioned, we had a record quarter in our Mobile business, with revenue increasing 33% sequentially and 68% year-over-year. Mobile also expanded to represent nearly 40% of total revenue in the second quarter, with both the revenue and growth driven predominantly by sales of our visual processor hardware.
A key factor underpinning our continued growth has been mobile gaming, which has increasingly become a cornerstone for smartphone OEMs, both in terms of how they spec phone performance and their associated marketing strategies. This influence of mobile gaming on OEMs is especially prevalent for premium models targeting consumers in China and broadly across Asia. As outlined on previous calls, we have embraced this market trend and continue to extend the differentiated value proposition that Pixelworks’ visual processing solutions enable for low power, high frame rate mobile gaming. This strategic focus and our traction to-date is observable in the marketing campaigns of our mobile OEM customers and their newly launched smartphones, which are increasingly positioned around the advanced visual quality, low power performance and features for gaming that Pixelworks’ technology enables.
To briefly highlight a few of the mobile wins launched since our last conference call. First, in May vivo launched its S15 Pro smartphone incorporating our X5 Plus visual processor. Built on MediaTek's latest Dimensity 8100 flagship-light 5G mobile platform, vivo positioned its S15 Pro smartphone as delivering premium display performance for mobile gaming. The S15 Pro features a 6.56-inch FHD+ POLED curved screen with 2K resolution, and supports refresh rates of up to 120 Hz, 100% DCI-P3 wide color gamut and peak brightness of 1500 nits. Unique to this smartphone and in addition to High Frame Rate gaming, Pixelworks worked closely with the design team at vivo to incorporate a series of newly customizable game display filters that enable optimal visual performance on several of the most popular mobile games in China.
In July, our longtime mobile customer ASUS launched the ROG Phone 6 series smartphone, incorporating our advanced visual processing, including Pixelworks’ industry-leading HDR, professional color calibration, DC Dimming and superior eye-comfort. Built on the latest Qualcomm Snapdragon® 8+ Gen 1 mobile platform, the ROG Phone 6 series smartphone features a 6.78-inch AMOLED screen with resolution of 2448x1080 pixels and supports refresh rates of up to 165 Hz. In addition to setting a new benchmark with its ultra-high refresh rate, the smartphone model sold in China is being offered in collaboration with Tencent Games, a division of Tencent, and is optimized to provide uniquely vibrant colors, greater contrast, and even more visual detail for Tencent’s gaming content.
As discussed last quarter, earlier this year Pixelworks became a Unity verified solutions partner, or VSP, making our high frame rate rendering accelerator SDK available to leading mobile game developers and studios through Unity’s gaming engine platform. This represented an important step in our strategy to establish a mutually beneficial ecosystem and encourage expanded collaboration across the mobile gaming industry. In June, we took the next step with the announcement of Pixelworks’ first direct engagement with a major gaming studio, Nuverse, a ByteDance company, who we collaborated with to integrate our rending accelerator SDK into one of the more popular mobile games in China, One Piece Fighting Path. This is the first-ever mobile game to leverage our ecosystem collaboration between a gaming content provider and the mobile gaming device itself. This well publicized joint effort served as an important example for other prospective ecosystem partners to emulate. In recent months, we have expanded our pipeline of committed and prospective engagements with a growing number of gaming studios to integrate our SDK in additional games scheduled for release later this year and early 2023.
Building upon our ecosystem partnerships with both Unity and ByteDance, in July OPPO’s affiliate brand realme unveiled the GT2 Explorer Master, becoming the first smartphone launched with our latest generation X7 visual processor. Also based on Qualcomm’s newest Snapdragon® 8+ Gen 1 mobile platform, the phone has a 6.7-inch flexible AMOLED panel with 2K resolution and supports a refresh rate of up to 120Hz. In addition to benefiting from the full suite of features offered in our new X7 processor, including our ultra-low latency MotionEngine, low power super-resolution technology and our proven AI based adaptive display functions. Pixelworks’ rendering accelerator SDK was specifically designed to leverage the unique advanced capabilities built into our X7 chip. When utilized together for playing games such as One Piece Fighting Path on a realme GT2 Explorer Master smartphone, it allows frame rate output to be increased by up to 4x the native rendering frame rate, while maintaining much lower power consumption. These previously contrasting performance benefits provided by the combination of our X7 processor and SDK are truly ground-breaking for high frame rate mobile gaming.
We are engaged with several additional customers that are currently in late-stage design-in and/or evaluations of our X7 visual processor for next-generation models. Due in part to the impact of the COVID-related China lockdowns on OEMs’ overall design and decision processes as well as some shifts in OEMs’ schedules for new product introductions, these near-term engagements are now likely to materialize in the fourth quarter and into early 2023. Despite the current macroeconomic uncertainty and well documented decline in consumer end demand for smartphones, especially mid-range phones in China, we are continuing to see strong interest in our X7 visual processor from mobile OEMs. Highlighting this point - the X7 is our first Visual Processor being evaluated by all 4 Tier one mobile OEMs in China at introduction.
Turning to an update on TrueCut, which many of you have been closely following as we continue to grow the ecosystem around our TrueCut Motion platform. For those who are new to what TrueCut is about – TrueCut Motion is a technology platform that Pixelworks developed in-house over multiple years, specifically designed to solve the inherent and broadly acknowledged challenges associated with motion resulting from how and where content is created and viewed. As the industry’s first and only end-to-end platform solution for motion grading, TrueCut also ensures the content creator’s original intended motion look and feel is consistently delivered regardless of the screen on which it’s viewed.
As discussed on previous conference calls, commercializing the full potential of the TrueCut Motion platform requires acceptance and buy-in from ecosystem partners across three primary domains: content creation, content distribution, and device manufacturers. Early this year, TCL became the first foundational ecosystem partner on the device side, and then in April we announced Pixelogic as a Certified Services Partner for providing TrueCut Motion post-production services. The consistent feedback we received from other interested device and streaming ecosystem partners, going back more than a year, was that the content creators needed to get behind the technology first. Following a longstanding informal engagement, in July we announced a multi-title license agreement with James Cameron’s Lightstorm Entertainment. As part of this latest ecosystem milestone, Pixelworks’ TrueCut Motion platform is being used to remaster both Avatar and Titanic in cinematic high frame rate 4K/HDR for theatrical release. Notably, these respective titles rank as having the #1 and #3 highest grossing global box office sales of all time, which together with James Cameron’s public endorsement we expect to significantly elevate awareness and interest for the TrueCut Motion platform.
We cannot comment on what comes next specific to these two theatrical releases with Lightstorm, however I can highlight our prevailing thesis related to broader content distribution in general. A large portion of the TVs currently in people’s living rooms, and effectively all new TVs from manufactures like TCL, have a dramatically higher luminance than what you would experience in a movie theater. This increased brightness, when combined with HDR and larger screen sizes, further accentuates motion issues such as strobing, judder and de-blur – all of which the TrueCut motion platform solves without the viewer having to adjust any settings on their TV. Therefore, the value proposition absolutely extends beyond the theater and into every living room, which we believe is one of the primary opportunities to monetize our TrueCut Motion platform technology.
Shifting to our Projector business, revenue increased 20% sequentially and 12% year-over-year, reflecting the highest quarterly revenue in more than two years. The post-pandemic recovery in end market demand has continued to exceed our customer’s ability to source supply of various projector components, including timing controllers and panels. Due to the longer lead times for other key components, order patterns for our projector SoCs have remained very healthy as projector OEMs work to backfill end demand as well as build certain levels of buffer inventory of all critical components.
While we have largely been successful at securing the requisite supply each quarter to meet customer demand for our projector SoCs, available capacity has continued to be extremely tight. As of today, we are effectively fully booked through the end of the year in our projector business.
To summarize, we delivered another quarter of strong topline growth. Although a large portion of our team and customers were subject to lockdowns for multiple months, we were able to grow revenue in the first half of 2022 by more than 50% year-over-year. We have also continued to execute on our strategic initiatives, including the cultivation of expanded synergistic ecosystems that further support our anticipated long-term growth of both the mobile business and TrueCut Motion platform and over the last six months, we have achieved a series of notable milestones. Additionally, we continue to make progress on preparing our Pixelworks Shanghai subsidiary for a local listing in China. We have taken the necessary steps to convert to a joint stock corporation, which we expect to complete in the next couple of months. For the next step we will apply to begin what the CRSC calls the ‘tutoring’ period, which is a key prerequisite for submitting the subsidiary’s application for a new listing. More broadly related to the second half of the year, there’s obviously increased uncertainty with respect to the macroeconomic environment and consumer end demand. With that said, we feel good about our pipeline of new and expanding opportunities, and I’m confident that we have a very sound strategy in place to achieve our intermediate- and long-term growth objectives. Regardless of the prevailing environment, as we’ve done in the past, we will remain focused on execution and the variables we can control.
With that, I’ll hand the call to Haley to review the financials and provide our guidance for the third quarter.

Haley Aman
Thank you, Todd.
Revenue for the second quarter of 2022 was $19.1 million, up 15% from $16.6 million in the first quarter of 2022, and represented an increase of 36% from $14.1 million in the second quarter of 2021. Our strong top-line results were driven by a combination of another record quarter in our mobile business and the highest quarterly revenue in Projector since before the pandemic began.
The breakdown of revenue in the second quarter was as follows:
•Revenue from Mobile increased sequentially and year-over-year to approximately $7.5 million, which represented nearly 40% of total revenue in the second quarter of 2022.
•Revenue from Digital Projector was approximately $9.5 million, increasing 20% sequentially and up 12% year-over-year, reflecting the sustained recovery of both end market demand and order patterns from projector customers.
•Video Delivery revenue was approximately $2.1 million in the second quarter.
Non-GAAP gross profit margin was 49.3% in the second quarter of 2022, compared to 53.2% in the first quarter of 2022, and compared to 52.7% in the second quarter of 2021. As anticipated, gross margin in the second quarter reflected the results of expected product mix.
Non-GAAP operating expenses were $12.9 million in the second quarter compared to $11.6 million last quarter and $10.1 million in the second quarter of 2021.
On a non-GAAP basis, second quarter 2022 net loss was $3.3 million, or a loss of ($0.06) cents per share, compared to a net loss of $3.5 million, or a loss of ($0.06) cents per share, in the prior quarter, and a net loss of $2.6 million, or a loss of ($0.05) cents per share, in the second quarter of 2021.
Adjusted EBITDA for the second quarter of 2022 was a negative $2.4 million, compared to a negative $2.2 million in the first quarter of 2022 and a negative $1.8 million in the second quarter of 2021.
Turning to the balance sheet, we ended the quarter with cash and cash equivalents of $49.6 million.
Shifting to our current expectations and guidance for the third quarter of 2022.
We anticipate third quarter total revenue to be in a range of between $16.0 million and $19.0 million. At the midpoint of this range, total revenue would represent growth of 15% year-over-year.
Non-GAAP gross margin in the third quarter is expected to be between 49.0% and 51.0%.
We expect operating expenses in the third quarter to range between $12.0 million and $13.0 million on a non-GAAP basis.
Lastly, we expect third quarter non-GAAP EPS to be in a range of between a loss of ($0.09) cents per share and a loss of ($0.05) cents per share.
That completes our prepared remarks, and we look forward to taking a few of your questions. Operator, please proceed with the Q&A session. Thank you.